Sub-Item 77Q1(a)

AMENDMENT #9
TO THE BY-LAWS
OF
INTERMEDIATE MUNICIPAL TRUST
Effective September 21, 2004

Insert the following into Article II, Power and Duties of Trustees and Officers and renumber
Section 11 as Section 12:
Section 11. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the
 Board under Rule 38a-1 of the
Investment Company Act of 1940, as amended.  Notwithstanding any other provision of these
By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to
Rule 38a-1 under the Investment Company Act of 1940, as amended